Exhibit 23.12

CONSENT OF EXPERT

Reference is made to the report, NI 43-101 Technical Report for the Seabee Gold Operation, Saskatchewan, Canada dated October 20, 2017 (the “Report”), and the information contained in the Report that I prepared, or reviewed and approved

In connection with the Registration Statement on Form S-8 of SSR Mining Inc., I, Jeffrey Kulas, consent to the use of my name and references to the Report, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.

Dated this 15th day of September, 2020.

Yours truly,

/s/ Jeffrey Kulas

Jeffrey Kulas, P. Geo.